CONSULTING AGREEMENT

     This consulting agreement is made and entered into effective the 15th day of December, 2003, by and between Zahi Salah ("Consultant") and iDial Networks, Inc. (the "Corporation").

     1. Employment. It is the desire of the Corporation to engage the services of Consultant to assist GlobalNet, Inc., a wholly-owned subsidiary of the Corporation, in extending the overall MSS telephone service to additional countries and the delivery of related communications services.

     2. Term of Employment. The respective duties and obligations of the parties to this consulting agreement shall commence on January 1, 2004 and shall continue thereafter until December 31, 2005. Upon expiration of this consulting agreement, Consultant shall return to the Corporation any and all equipment, documents, materials, and any other "Confidential Information" (as defined below), which Consultant received from the Corporation.

     3. Independent Contractor. Consultant shall be an independent contractor of the Corporation and shall not be deemed an employee. Consultant shall devote essentially his full time and attention to the duties as set forth in Paragraph 1, other than the time needed to devote to the operation of his family business. Most importantly, during the entire term of this agreement, Consultant shall not accept any employment with any other person or entity in competition with the Corporation. Except as provided in the foregoing sentence, Consultant may, however, represent, perform services for, and be employed by such additional persons or companies as the Consultant, in his sole discretion, may desire.

     4. Work For Hire. It is the intention of the parties to this consulting agreement that all rights prepared by Consultant pursuant to the terms of this consulting agreement, or otherwise, for the Corporation (the "Work") shall vest in the Corporation. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Corporation, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Corporation is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of the Work, as the Corporation may determine in its sole and absolute discretion. Under no circumstances shall Consultant's tax status as an Italian citizen be compromised by this agreement.

     5. Confidential Information.

          a. Definition. For the purposes of this agreement, "Confidential Information" shall mean the information described below, which is disclosed by the Corporation to Consultant in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information. Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Corporation as "confidential." Confidential Information that is disclosed orally or visually shall be identified by the Corporation as confidential at the time of disclosure. For the purposes of this agreement, Confidential Information shall not include any information which Consultant can prove: (i) was in Consultant's possession, or known to Consultant without confidentiality restriction, prior to disclosure by the Corporation,
(ii) was generally known in the trade or business in which the Corporation is engaged at the time of disclosure to Consultant, or becomes

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generally known in the trade or business after such disclosure, through no act of Consultant, (iii) has come into the possession of Consultant without confidentiality restrictions from a third-party, and such third-party is under no obligation to the Corporation to maintain the confidentiality of such information, or (iv) was developed by or for Consultant independently without reference to the Confidential Information. If a particular portion or aspect of the Confidential Information shall become subject to any of the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement.

          b. Non-Disclosure. Except as expressly permitted by the terms of this agreement, Consultant shall maintain in confidence and not disclose the Confidential Information for a period of three years from the date of disclosure (the "Non-Disclosure Period"), using a fiduciary degree of care to protect the Confidential Information. Consultant shall disclose the Confidential Information only to those of Consultant's employees, third parties, and agents in the normal course of business who have a need-to-know such information for the reasonable purposes of this agreement, and who additionally are under a contractual obligation with Consultant to protect the Confidential Information.

          c. No Reproduction. Consultant agrees not to reproduce or copy the Confidential Information, by any means whatsoever, except as may be reasonably required to accomplish Consultant's intended purpose with regard to the Confidential Information. Upon termination of this agreement, Consultant's right to use the Confidential Information shall immediately terminate. Further, upon such termination, or upon written demand by the Corporation at any time, Consultant shall promptly return to the Corporation, or destroy, at the Corporation's option, all tangible materials that disclose or embody any Confidential Information.

          d. Proprietary Rights Legend. Consultant shall not remove any proprietary rights legend from the Confidential Information, and shall, upon the Corporation's reasonable request, add any proprietary rights legend to materials disclosing or embodying the Confidential Information.

          e. Court-Ordered Disclosure. In the event that Consultant is ordered to disclose the Corporation's Confidential Information pursuant to a judicial or governmental request, requirement, or order, Consultant shall promptly notify the Corporation in writing and shall take reasonable steps to assist the Corporation in contesting such request, requirement, or order, or in otherwise protecting the Corporation's rights prior to such disclosure.

          f. No License. Except as may be expressly specified within this agreement, the Corporation grants no license to Consultant under any copyright, patent, trademarks, trade secret, or other proprietary right, to use, utilize, or reproduce the Confidential Information.

     6. Securities Law. Consultant hereby expressly acknowledges that the Confidential Information is likely to include material nonpublic information pursuant to the securities laws of the United States. Being advised that the Corporation is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD, in providing the Confidential Information to Consultant, Consultant expressly agrees that he will not use the Confidential Information in violation of United States securities laws, and specifically agrees to keep the Confidential Information in confidence.

     7. Compensation. As compensation for services rendered under the terms of this consulting agreement, Consultant shall be entitled to receive from the Corporation 100,000,000

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shares of the Corporation's common stock, to be delivered to Consultant as soon as practicable after registration of those shares on Form S-8 under the Securities Act of 1933 and delivery of the required prospectus documents. Consultant shall be responsible for paying Consultant's costs and expenses incurred in connection with the performance of Consultant's duties pursuant to the terms of this consulting agreement.

     8. General.

          a. This agreement shall be construed under and in accordance with the internal laws of the State of Florida.

          b. The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

          c. This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

          d. This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

          e. All agreements, warranties, representations, and indemnifications contained in this agreement, specifically including, but not limited to, the provisions of Paragraph 5 above shall survive the termination of this consulting agreement.

          f. This consulting agreement shall be deemed a personal services contract with regard to the Consultant, and Consultant may not assign any or all of his or her interest in this agreement without the written consent of the Corporation.

     EXECUTED this 15th day of December, 2003.

                                                     CONSULTANT:


                                                     /s/ ZAHI SALAH
                                                         Zahi Salah

                                                     CORPORATION:

                                                     iDial Networks, Inc.


                                                     By: /s/ MARK T. WOOD
                                                         ----------------
                                                     Name: Mark T. Wood
                                                     Title: CEO